Exhibit 99.1

FOR IMMEDIATE RELEASE

Nuburu Inc. Announces Closing of
$12 Million Public Offering and
Trading on NYSE American to Resume Following Required Reverse Stock Split

Denver, CO – February 17, 2025 –

NUBURU, Inc. (NYSE American: BURU), a dual-use Defense & Security platform company, today announced the closing of its previously announced public offering and that it anticipates trading on NYSE American to resume on March 2, 2026.

Trading of the Company’s common stock was halted by NYSE American on February 13, 2026, because the trading price dropped below NYSE American’s Minimum Trading Price of $0.10. The Company is conducting a 1-for-4.99 reverse stock split immediately in order to return to compliance with the Minimum Trading Price requirement. Under NYSE American rules, the Company’s ability to conduct another reverse stock split in the near term is restricted. Following the resumption of trading on March 2, to the extent the Company’s stock trades below $0.10, trading in the common stock would be halted, and the Company’s common stock would be delisted by NYSE American, which would significantly affect liquidity in the common stock and the ability of investors to trade.

“We are excited to see our strategy being successfully implemented, with significant milestones being achieved less than one year from when this new management team took the reins,” commented Alessandro Zamboni, Co-Chief Executive Officer of the Company. “We have executed key agreements and reduced $17 million of legacy obligations and overhead. We are delivering on our plan and we are hopeful that our core stockholder base will recognize our accomplishments to date and future potential. The investors in the public offering have demonstrated their support of our strategy and vision for the future."

The public offering involved the issuance and sale of $12 million in common stock (and pre-funded warrants in lieu of shares) and accompanying warrants, at a subscription price of $0.11 per share, or 58,379,137 shares of common stock, 50,711,772 pre-funded warrants, and common warrants exercisable for up to 163,636,364 shares of common stock. The exercise price of the pre-funded warrants is $0.0001 per share, and the pre-funded warrants will be immediately exercisable and may be exercised at any time. The common warrants have an exercise price per share equal to $0.132 from the issuance date until the six-month anniversary of the issuance date and $0.11 from the six-month anniversary of the issuance date until the 5-year expiration date. All share information and exercise pricing would be adjusted in the future to reflect the anticipated reverse stock split and in accordance with the warrant terms.

Joseph Gunnar & Co., LLC acted as the exclusive placement agent in connection with the offering.

Information for Stockholders

Reverse Split and Resumption of Trading

The reverse stock split is anticipated to be effective as of February 27, 2026, with the Company’s common stock expected to begin trading on a 1-for-4.99 split-adjusted basis (with every 4.99 shares being converted into a single share) at the commencement of trading on March 2, 2026, under the Company’s existing trading symbol, “BURU.” Trading will continue to be halted until such time as the reverse stock split has been implemented. The reverse stock split will reduce the number of issued and outstanding shares of common stock from approximately 550,701,921 million pre-split shares to approximately 110,361,106 million post-split shares, but will not reduce the authorized shares, which will remain at 900 million. Fractional shares will be rounded up. The Company’s common stock has been assigned a new CUSIP number, 67021W 400, in connection with the reverse stock split.

Stockholders holding their shares in direct registration book-entry form with the Company’s transfer agent, Continental Stock Transfer & Trust Company, or in brokerage accounts, do not need to take any action in connection with the reverse stock split. Stockholders holding shares of the Company’s common stock with a bank, broker or other nominee are encouraged to contact their bank, broker or other nominee with any questions regarding their holdings. The Company’s transfer agent is also acting as the exchange agent for the reverse stock split and will provide instructions to any stockholders holding certificated shares regarding the process for exchanging their share certificates. Fractional shares of common stock resulting from the reverse stock split will be rounded up to the nearest whole post-split share, and no stockholders will receive cash in lieu of fractional shares.

Public Offering

The shares of common stock, prefunded warrants, and common warrants were offered by the Company pursuant to an effective registration statement on Form

S-1 (File No. 333- 293338), which was initially filed with the U.S. Securities and Exchange Commission (SEC) on February 10, 2026, and declared effective by the SEC on February 12, 2025. The final prospectus used to offer securities in this offering was filed with the SEC and is available on the SEC’s website at www.sec.gov. Copies of the final prospectus relating to this offering can be obtained on the SEC’s website at http://www.sec.gov or alternatively, from: Joseph Gunnar & Co., LLC, Attn: Syndicate Department, 40 Wall Street, Suite 3004, New York, NY 10005, or by calling (212) 440-9600.

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About Nuburu, Inc

Founded in 2015, Nuburu is executing a strategic transformation from a laser-technology company into a dual-use Defense & Security platform provider. Through a combination of proprietary directed-energy technologies, non-kinetic defense capabilities, mission-critical software, and targeted industrial partnerships and acquisitions, Nuburu addresses high-value defense, security, and operational-resilience markets.

For more information, visit www.nuburu.net.

Forward-Looking Statements

This press release contains certain “forward-looking statements” within the meaning of the United States Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical fact contained in this press release may be forward-looking statements, identified by words such as “may,” “should,” “expect,” “intend,” “will,” “estimate,” “anticipate,” “believe,” “predict,” “plan,” “seek,” “targets,” “projects,” “could,” “would,” “continue,” “forecast,” or their negatives or variations. These statements are subject to risks, uncertainties, and other factors that could cause actual results to differ materially, including but not limited to: (1) satisfaction of customary closing conditions related to the private placement, (2) anticipated net proceeds and use of proceeds, (3) the ability to meet applicable securities exchange listing standards; (4) the impact of the loss of the Company’s patent portfolio through foreclosure; (5) failure to achieve expectations regarding business development and acquisition strategies; (6) inability to access sufficient capital; (7) inability to realize anticipated benefits of acquisitions; (8) changes in applicable laws or regulations; (9) adverse economic, business, or competitive factors; (10) financial market volatility due to geopolitical and economic factors; and (11) other risks detailed in the Company’s SEC filings, including its most recent Form 10-K and Form 10-Q. These filings address additional risks that could cause actual results to differ materially from those contemplated by such forward-looking statements. Readers should not place undue reliance on these statements, which speak only as of the date they are made. NUBURU undertakes no obligation to update or revise these statements, except as required by law.

This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities.

Contact
NUBURU Investor Relations: ir@nuburu.net
Media Contact: press@nuburu.net
Website: www.nuburu.net

Source: NUBURU, Inc.